Gladstone Investment Corporation Reports Financial Results for its
Third Quarter Ended December 31, 2025
MCLEAN, VA, February 3, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for its third fiscal quarter ended December 31, 2025. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31, 2025	September 30, 2025	Change	% Change
For the quarter ended:
Total investment income	$25,062	$25,279	$(217)	(0.9)%
Total expenses, net(A)	31,571	21,000	10,571	50.3%
Net investment (loss) income(A)	(6,509)	4,279	(10,788)	NM
Net realized gain (loss)	2,180	(29,938)	32,118	NM
Net unrealized appreciation	70,227	54,368	15,859	29.2%
Net increase in net assets resulting from operations(A)	$65,898	$28,709	$37,189	129.5%
Net investment (loss) income per weighted-average common share(A)	$(0.16)	$0.11	$(0.27)	NM
Adjusted net investment income per weighted-average common share(B)	$0.21	$0.24	$(0.03)	(12.5)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$1.66	$0.75	$0.91	121.3%
Cash distribution per common share from net investment income(C)	$0.24	$0.24	$—	—%
Cash distribution per common share from net realized gains(C)	$—	$—	$—	—%
Weighted-average yield on interest-bearing investments	12.9%	13.4%	(0.5)%	(3.7)%
Total dollars invested	$37,438	$71,036	$(33,598)	(47.3)%
Total dollars repaid and collected from sales and recapitalization of investments	$19,221	$1,436	$17,785	NM
Weighted-average shares of common stock outstanding - basic and diluted	39,678,402	38,445,643	1,232,759	3.2%
Total shares of common stock outstanding	39,821,967	39,591,037	230,930	0.6%

As of:
Total investments, at fair value	$1,222,792	$1,130,859	$91,933	8.1%
Fair value, as a percent of cost	115.5%	109.0%	6.5%	6.0%
Number of portfolio companies	29	28	1	3.6%
Net assets	$595,408	$535,843	$59,565	11.1%
Net asset value per common share	$14.95	$13.53	$1.42	10.5%

Total distributable earnings	$108,702	$52,249	$56,453	108.0%
Total distributable earnings per common share	$2.73	$1.32	$1.41	106.8%

Estimated spillover	$22,943	$25,435	$(2,492)	(9.8)%
Estimated spillover per common share	$0.58	$0.64	$(0.06)	(9.4)%
NM = Not Meaningful

(A)Inclusive of $14.7 million, or $0.37 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2025 and $4.9 million, or $0.13 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2025, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment (loss) income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended December 31, 2025, the following significant events occurred:
•Portfolio Activity:

◦In December 2025, we invested $33.1 million in a new portfolio company, Rowan Energy Inc. (“Rowan”), in the form of $25.8 million of secured first lien debt and $7.3 million of preferred equity. Rowan, headquartered in Oklahoma, specializes in advanced frac sand filtration, completion-equipment deployment and field-operations support.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of October, November and December 2025.
•At-the-market (“ATM”) Program Activity:
◦Sold 230,930 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.03 per share and raised approximately $3.2 million in net proceeds. These sales were above our then-current NAV per share.

•Financing activity:

◦Issued 6.875% Notes due 2028 with a total principal amount of $60.0 million.

◦Amended our credit facility, increasing the size from $270.0 million to $300.0 million.

◦Voluntarily redeemed the 8.00% Notes due 2028 with an aggregate principal amount of $74.8 million.
Third Quarter Results: Net investment loss for the quarter ended December 31, 2025 was $6.5 million, or $0.16 per weighted-average common share, compared to net investment income of $4.3 million, or $0.11 per weighted-average common share, for the quarter ended September 30, 2025. This decrease was a result of an increase in total expenses, net of credits, primarily due to an increase in accruals for capital gains-based incentive fees, as well as a decrease in total investment income in the current quarter.
Total investment income for the quarters ended December 31, 2025 and September 30, 2025 was $25.1 million and $25.3 million, respectively. The decrease quarter over quarter was due to a $0.4 million decrease in dividend and success fee income, the timing of which can be variable, partially offset by a $0.2 million increase in interest income, primarily due to an increase in the weighted-average principal balance of our interest-bearing investment portfolio outstanding.
Total expenses, net of credits, for the quarters ended December 31, 2025 and September 30, 2025 was $31.6 million and $21.0 million, respectively. The increase quarter over quarter was primarily due to a $9.9 million increase in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, a $0.5 million increase in base management fee and a $0.4 million decrease in credits from Adviser. The increase was partially offset by a $0.3 million decrease in income-based incentive fees.

Net asset value per common share as of December 31, 2025 was $14.95, compared to $13.53 as of September 30, 2025. The increase quarter over quarter was primarily due to net unrealized appreciation of investments of $70.2 million, or $1.77 per common share, and $3.5 million, or $0.09 per common share, of realized gain on investments. These increases were partially offset by $9.5 million, or $0.24 per common share, of distributions paid to common shareholders, $6.5 million, or $0.16 per common share, of net investment loss and $1.3 million, or $0.03 per common share, of realized loss on other upon the redemption of the 8.00% Notes due 2028.

The following table provides relevant information related to our notes payable and Credit Facility as of December 31, 2025:

	Interest Rate	Aggregate Principal Amount
Notes Payable
5.00% 2026 Notes	5.00%	$127,938
4.875% 2028 Notes	4.875%	134,550
7.875% 2030 Notes	7.875%	126,500
6.875% 2028 Notes	6.875%	60,000
Total Notes payable		$448,988

Credit Facility (A)
Commitment amount	SOFR + 3.25%	$300,000
Borrowings outstanding at cost		$128,600
Availability(B)		$171,400

Percentage of borrowings at:(C)
Fixed rate		77.7%
Floating rate		22.3%
(A)The Credit Facility bears interest at 30-day Term Secured Overnight Financing Rate ("SOFR").
(B)Availability is subject to various constraints, characteristics and applicable advance rates based on collateral quality under our Credit Facility, which equated to an adjusted availability of $171.4 million as of December 31, 2025.
(C)The percentage uses the Credit Facility borrowings outstanding at cost as of December 31, 2025. The fixed rate borrowings consist of the outstanding notes payable. The floating rate borrowings consist of the Credit Facility borrowings outstanding at cost.

The following table presents certain selected information regarding the debt investments of our portfolio companies as of December 31, 2025:

December 31, 2025(A)(B)
Weighted average interest rate of debt investments	12.9%
Weighted average interest rate floor of debt investments	12.1%
Current percentage of debt investments at interest rate floor	52.1%

Weighted average interest rate of debt investments assuming:
25 basis points decrease in SOFR	12.8%
50 basis points decrease in SOFR	12.7%
75 basis points decrease in SOFR	12.6%
100 basis points decrease in SOFR	12.5%
(A)Debt investments presented exclude line of credit commitments and all debt investments on non-accrual status as of December 31, 2025. The weighted average interest rate is based on the cost balance of the debt investments.
(B)As of December 31, 2025, 100.0% of our debt investments are variable rates with a floor and are indexed to 30-day SOFR. The interest rate is the greater of the floor or the total of SOFR plus a spread. As of December 31, 2025, we did not have any loans with a paid-in-kind interest component.

Subsequent Events: After December 31, 2025, the following significant events occurred:
•Distributions and Dividends:
◦In January 2026, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
January 23, 2026	January 30, 2026	$0.08
February 18, 2026	February 27, 2026	0.08
March 23, 2026	March 31, 2026	0.08
	Total for the Quarter:	$0.24
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment (loss) income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment (loss) income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment (loss) income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	December 31, 2025		September 30, 2025
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment (loss) income	$(6,509)	$(0.16)	$4,279	$0.11
Capital gains-based incentive fee	14,749	0.37	4,897	0.13
Adjusted net investment income	$8,240	$0.21	$9,176	$0.24
Weighted-average shares of common stock outstanding - basic and diluted		39,678,402		38,445,643

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, February 4, 2026, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 11, 2026. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13757327. The replay will be available after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2025, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.